Exhibit 5.1

Brooks Automation, Inc.	Tel (978) 262-2400
15 Elizabeth Drive	Fax (978) 262-2500
Chelmsford, MA 01824	www.brooks.com

May 10, 2007
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

Re:	Brooks Automation, Inc.
Registration Statement on Form S-8 filed on May 11, 2007
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of 3,750,000 shares of common stock, par value $0.01 (the “Securities”), of Brooks Automation, Inc., a Delaware corporation (the “Company”), issuable pursuant to (i) awards granted under the Amended and Restated 2000 Equity Incentive Plan or (ii) the 1995 Employee Stock Purchase Plan, as amended ((i) and (ii) together, the “Plans”).
I have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, I am of the opinion that the Securities have been duly authorized, and when the Securities have been issued and the Company has received the consideration therefor in accordance with the terms of the Plans, the Securities will be validly issued, fully paid and non-assessable. I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of my name therein. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Very truly yours,
Thomas S. Grilk, Esq.
Senior Vice-President and General Counsel